THIRD AMENDMENT
TO
EMPLOYMENT AGREEMENT

     This Third Amendment (the “Amendment”) is made as of this 27th day of May, 2011, between CalAmp Corp. (the “Company”) and Richard Gold (“Executive”).

RECITALS:

     A. The Company and Executive are parties to that certain Employment Agreement dated as of March 4, 2008 and amended most recently as of May 1, 2009 (the “Employment Agreement”) pursuant to which Executive is employed by the Company.

     B. The Company and Executive desire to amend the terms of the Employment Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows, in each case, effective as of June 1, 2011:

1.	Effective as of June 1, 2011, Executive is voluntarily resigning from his position as Chief Executive Officer of the Company, but will continue to serve as a member of the Board of Directors of the Company and as a full-time employee of the Company with title of Vice Chairman. Such resignation shall not affect Executive’s entitlement to participate in the Company’s employee benefit plans and programs, nor shall it affect the vesting and/or exercisability of Executive’s equity incentive awards.

2.	All references in the Employment Agreement to Executive’s title as Chief Executive Officer of the Company are hereby amended to refer to Executive’s title and position on and after June 1, 2011 as Vice Chairman.

3.	The last sentence of Section 1(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“During the term of his employment with the Company from and after June 1, 2011, Executive will devote the majority of his business time and use his reasonable best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company or the Company's Affiliates, or that would interfere with his duties hereunder.”

4.	Section 1(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Duties. Executive shall serve in such capacity and shall perform such duties, consistent with the Bylaws of the Company, as reasonably determined by the Company's Board of Directors (the “Board”) in consultation with the then current Chief Executive Officer of the Company. Such duties are expected to include strategic planning, investor relations assistance, financing matters, intellectual property matters, serving as the Company’s observer on the board of an investee company, and in general working with the Company’s new Chief Executive Officer to provide for a smooth transition of executive leadership.”

5.	The first sentence of Section 2(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Salary. Executive shall receive for services to be rendered hereunder a salary at the rate of Twenty-Five Thousand Dollars ($25,000) per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees (the “Base Salary”). Notwithstanding the preceding sentence, Executive’s annual bonus for services during the fiscal year beginning March 1, 2011, as well as Executive’s salary for purposes of Section 6(e) of the Employment Agreement, shall be based on Executive’s prior base salary of $425,000 per year, rather than the Base Salary from and after June 1, 2011.”

6.	The last sentence of Section 5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“While employed by the Company, Executive shall be reimbursed for up to $500 per month for the expense of maintaining an office in San Francisco, California during the term of employment with the Company.”

     IN WITNESS WHEREOF, the parties above have executed this Amendment as of the day and year first written above.

EXECUTIVE:	COMPANY:

/s/ Richard Gold		/s/ Frank Perna
Richard Gold	By:	Frank Perna
	Title:	Chairman of the Board, CalAmp Corp.